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                          DREW INDUSTRIES INCORPORATED
                        OFFER TO PURCHASE FOR CASH UP TO
                       500,000 SHARES OF ITS COMMON STOCK

  THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW
   YORK CITY TIME, ON WEDNESDAY, MAY 31, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                     May 1, 2000

To Brokers, Dealers, Street Name Holders, and Other Nominees:

     Drew Industries Incorporated, a Delaware corporation (the "Company"), invites its stockholders to tender shares (the "Shares") of its Common Stock, par value $.01 per share ("Common Stock"), to the Company at the price of $8.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer of Purchase and in the related letter of transmittal ("Letter of Transmittal") (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, pay $8.00 per share, net to the seller in cash, without interest thereon ("Purchase Price"), for Shares properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. In the event more than 500,000 Shares are validly tendered and not withdrawn, the Company will accept Shares for payment on a pro rata basis upon the terms and subject to the conditions of the Offer. The Company will purchase all Shares from any person (an "Odd Lot Holder") who owns fewer than 100 Shares, as described below. Shares not purchased because of proration will be returned at the Company's expense to the stockholders who tendered such Shares. The Company reserves the right (but shall not be obligated) to accept for payment more than 500,000 Shares pursuant to the Offer.

     The Offer is not conditioned on any minimum number of shares being Tendered. The Offer is, however, subject to certain other conditions.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 500,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not properly withdrawn, the Company will purchase Shares first from any person who owned beneficially or of record as of the close of business on April 28, 2000 and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certifies in the appropriate place in the Letter of Transmittal (and, if applicable, on a Notice of Guaranteed Delivery), who validly tender all their Shares, and then, on a pro rata basis from all other shareholders who validly tender Shares (and do not withdraw such Shares prior to the Expiration Date).

     For your information and for forwarding to those of your clients for whom you hold Shares registered in your name, in Street name, or in the name of your nominee, we are enclosing the following documents:

          1. The Offer to Purchase dated May 1, 2000;

          2. The Letter of Transmittal for your use and for the information of your clients (together with the accompanying Substitute Form W-9). Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares;

          3. A letter to the stockholders of the Company dated May 1, 2000, from Leigh J. Abrams, President and Chief Executive Officer;

          4. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis;

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, in Street name, or in the name of your nominee, with an instruction form provided for obtaining such client's instructions with regard to the Offer;

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          6. A copy of the Press Release dated April 24, 2000, regarding the
     Company's first quarter earnings; and

          7. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MAY 31, 2000, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, in accordance with the instructions set forth in the Offer to Purchase and the related Letter of Transmittal.

     Holders of Shares whose certificate(s) for such Shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, prior to the Expiration Date must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     No fees or commissions will be payable by the Company nor any officer, director, stockholder, agent, or other representative of the Company to any broker, dealer, or other person for soliciting tenders of Shares pursuant to the Offer (other than fees paid to ChaseMellon Shareholder Services, L.L.C., as Information Agent, as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose Shares are held by you as a nominee or in a fiduciary capacity.

     ANY INQUIRIES YOU MAY HAVE WITH RESPECT TO THE OFFER SHOULD BE ADDRESSED TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. AS INFORMATION AGENT, 44 WALL STREET, NEW YORK, NY 10005. TELEPHONE: (917) 320-6285. REQUESTS FOR ADDITIONAL COPIES OF THE ENCLOSED MATERIALS MAY BE DIRECTED TO THE INFORMATION AGENT.

                                          Very Truly Yours,

                                          DREW INDUSTRIES INCORPORATED

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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